Additional Information Regarding Air T, Inc’s Annual Meeting of Shareholders to be Held on August 12, 2020
Air T, Inc. issued the following press release on July 29, 2020, which relates to its proxy statement filed July 20, 2020, and furnished to its shareholders in connection with the solicitation of proxies for use at the 2020 Annual Meeting of Shareholders scheduled for August 12, 2020 at 8:30 am Central Time.
Please note that no changes have been made to the body of the Proxy Statement.
This Supplement should be read in conjunction with the Proxy Statement.

Air T, Inc. Moves 2020 Annual Meeting of Stockholders to Virtual-Only Format

by AIRT | July 29, 2020 | Press Release

DENVER, N.C., July 29, 2020 — Air T, Inc. (NASDAQ: AIRT) ("Air T") announced today that the place of the Company’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”) has been changed. As previously announced, the Annual Meeting will be held on Wednesday, August 12, 2020 at 8:30AM, Central Time. In light of public health concerns regarding the COVID-19 outbreak, the Annual Meeting will be held in a virtual meeting format only. Stockholders will not be able to physically attend the Annual Meeting, and no directors or members of management will be physically in attendance.
As described in the Company’s proxy statement, you are entitled to attend and vote at the Annual Meeting if you were a stockholder of record as of the close of business on July 6, 2020 or hold a legal proxy for the meeting provided by your bank, broker, or nominee. To be admitted to the Annual Meeting go to https://www.issuerdirect.com/virtual-event/airt and follow the registration instructions for the meeting. You are encouraged to access the meeting prior to the start time and allow ample time to log into the meeting and test your computer system.
You may vote and submit questions during the Annual Meeting by following the instructions available on the meeting website. In addition, you may submit questions prior to the meeting by going to slido.com and entering the event code #AIRTQA or following this link: https://app.sli.do/event/j8drfixw. You may also upvote questions that have already been submitted by clicking the thumbs up icon next to your favorite questions. By upvoting questions, you ensure that those questions move to the top of the list and are more likely to be answered by Air T, Inc. leadership.
Whether or not you plan to attend the Annual Meeting, we encourage you to vote in advance by mail, telephone or the internet as described in the proxy materials for the Annual Meeting. The proxy card previously sent to you may continue to be used to vote your shares in connection with the Annual Meeting.

ABOUT AIR T, INC.

Established in 1980, Air T Inc. is an industrious American company with a networked portfolio of businesses, each of which is independent yet interrelated. We seek to identify and empower individuals and teams who will operate businesses well, increasing value over time. We believe we can apply corporate resources to help activate growth and overcome challenges. We seek to build a valuable enterprise over the long-term.

Our core segments are commercial aircraft asset management; aviation ground support equipment manufacturing; and overnight air cargo. For more information, visit www.airt.net.

CONTACT
Air T, Inc.
Brian Ochocki, CFO
bochocki@airt.net
612-843-4302

SOURCE Air T, Inc.

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